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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.                          CONTACT
21 Scarsdale Road                                    Stephen R. Brown
Yonkers, NY 10707                                    Sr. EVP, CFO & Treasurer
                                                     (914) 771-3212

                           HUDSON VALLEY HOLDING CORP.
            REPORTS 29TH CONSECUTIVE YEAR OF RECORD EARNINGS FOR 2005

      YONKERS, NY, January 30, 2006 ...James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announces record earnings for the year 2005. Earnings for the year were $30.9 million, compared to $27.5 million for the year 2004, a 12% increase. Diluted earnings per share were $3.71 compared to $3.36 for the prior year. Return on average equity was 18.5%. As of December 31, 2005, assets totaled $2.0 billion, deposits totaled $1.4 billion, and net loans totaled $1.0 billion. The Bank's core deposits (which exclude CDs) increased 13% and net loans increased 17% during 2005.

Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and NYNB Bank (NYNB). Hudson Valley Bank is a Westchester based bank, serving the metropolitan area with 21 branches located in Westchester, the Bronx, Manhattan and Queens. HVB specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary,
A. R. Schmeidler & Co., Inc. NYNB Bank is a Bronx based bank with $130 million in assets serving the local communities of the South Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.'s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.

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This press release contains forward-looking statements made pursuant to the safer harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.